Exhibit 99.2
CENDANT’S BOARD OF DIRECTORS APPROVES FIRST QUARTER CASH DIVIDEND OF
$0.11 PER COMMON SHARE
No Additional Cash Dividends Expected for Remainder of 2006 Due to Anticipated Stock Dividends in
Second, Third and Fourth Quarters
Real Estate and Hospitality Services Companies Expected to Pay Cash Dividends Following Separation
from Cendant
New York, NY February 9, 2006 — Cendant Corporation (NYSE: CD) today announced that its Board of Directors declared a regular quarterly cash dividend of $0.11 per common share, payable March 14, 2006 to stockholders of record as of February 27, 2006.
As previously indicated, the Cendant Board also determined to suspend any further cash dividends for the remainder of 2006 in anticipation of its plan to distribute to Cendant stockholders the stock of its real estate services, hospitality services and travel distribution services companies in the second, third and fourth quarters of 2006, respectively.
The dividend policies relating to each of the entities to be distributed by Cendant will be determined by the Boards of Directors of such companies, and will take into account each new company’s capitalization and credit rating. It is currently anticipated that the real estate services and hospitality services companies will establish a policy to pay a cash dividend to stockholders following their separation from Cendant. The amount of annual cash dividends expected to be paid by each new public company created by the separation of Cendant is expected to be benchmarked to its industry peers and, accordingly, the yield is likely to be less in the aggregate than the dividend yield currently being paid by Cendant.
Forward-Looking Statements
Certain statements in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements preceded by, followed by or that otherwise include the words “believes”, “expects”, “anticipates”, “intends”, “projects”, “estimates”, “plans”, “may increase”, “may fluctuate” and similar expressions or future or conditional verbs such as “will”, “should”, “would”, “may” and “could” are generally forward-looking in nature and not historical facts. Any statements that refer to expectations or other characterizations of future events, circumstances or results are forward-looking statements. The Company cannot provide any assurances that the separation or any of the proposed transactions related thereto will be completed, nor can it give assurances as to the terms on which such transactions will be consummated including whether or not the companies will be able to pay any dividends following the separation, and if they do, the amounts of any such dividends. The transaction is subject to certain conditions precedent, including final approval by the Board of Directors of Cendant.
About Cendant Corporation
Cendant Corporation is primarily a provider of travel and residential real estate services. With approximately 85,000 employees, New York City-based Cendant provides these services to business and consumers in over 100 countries. More information about Cendant, its companies, brands and current SEC filings may be obtained by visiting the Company’s Web site at http://www.cendant.com.

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